DATED                                    2023

DISTRIBUTION AGREEMENT

Suite 5, The Willows Ransom Wood Business Park Rainworth Mansfield NG21 0JH

This agreement is dated                           2023

PARTIES

(1)	TIOGA DESIGN SERVICES LTD incorporated and registered in England under company number 01557063 with its registered office at St. Thomas House, Mansfield Road, Derby, England, DE1 3TN (Design)
(2)	TIOGA LIMITED incorporated and registered in England under company number 03167564 with its registered office at St. Thomas House, Mansfield Road, Derby, England, DE1 3TN (Tioga)

and collectively Design and Tioga shall be referred to as the Supplier

(3)	HYPERION C-EID LIMITED incorporated and registered in England under company number 14853093 with its registered office at 71-75 Shelton Street, Covent Garden, London, United Kingdom, WC2H (Distributor)

and

(4)	HYPERION DEFENCE SOLUTIONS LTD incorporated and registered in England under company number 14465834 with its registered office at 71-75 Shelton Street, Covent Garden, London, United Kingdom, WC2H
(5)	ILUS INTERNATIONAL UK LTD incorporated and registered in England under company number 13451198 with its registered office at 71-75 Shelton Street, Covent Garden, London, United Kingdom, WC2H

(both collectively the Guarantors) BACKGROUND

(A)	The Supplier wishes to appoint the Distributor as its exclusive distributor for the promotion and sale of the Products within the Territory (both as defined below), and the Distributor wishes to promote and sell the Products within the Territory on the terms of this agreement.
(B)	As the Distributor is a newly formed company with no trading or credit history, the Guarantors have entered into this agreement to guarantee the payment obligations of the Distributor in the event of a default under this agreement.

AGREED TERMS

1.	Interpretation

The following definitions and rules of interpretation apply in this agreement:

1.1	Definitions:

Business Day: a day, other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.

Business Hours: the period from 9.00 am to 5.00 pm on any Business Day.

Commencement Date: has the meaning given in clause 2.

Guaranteed Obligations: all monies, debts and liabilities of any nature from time to time due or owing from or incurred by Distributor to the Supplier under or in connection with this agreement.

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Intellectual Property Rights: patents, rights to inventions, copyright and related rights, trade marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Products: the products of the type and specification manufactured and packed under the Trade Marks and listed in Schedule 1, as varied from time to time and any other products developed by the Supplier and which the Supplier may permit the Distributor, by express notice in writing, to distribute in the Territory.

Supplier's Standard Supply Terms: the Supplier's standard terms and conditions of supply as set out in Schedule 4, as amended or revised from time to time.

Term: the term of this agreement, as determined in accordance with clause 2.

Territory: the areas specified in Schedule 2.

Trade Marks: the trade mark or trade names, registrations and applications listed in Schedule 3 and any further trade marks that the Supplier may, by express notice in writing, permit or procure permission for, the Distributor to use in the Territory in respect of the Products.

VAT: value added tax or any equivalent tax chargeable in the UK or elsewhere.

Year: the period of 12 months from the Commencement Date and each consecutive period of 12 months thereafter during the Term.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	This agreement shall be binding on, and enure to the benefit of, the parties to this agreement and their respective personal representatives, successors and permitted assigns, and references to any party shall include that party's personal representatives, successors and permitted assigns.

1.9	A reference to legislation or a legislative provision is a reference to it as amended, extended or re-enacted from time to time.

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1.10	A reference to legislation or a legislative provision shall include all subordinate legislation made from time to time under that legislation or legislative provisions.

1.11	A reference to writing or written excludes fax but not email.

1.12	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

1.13	References to clauses and Schedules are to the clauses and Schedules of this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.14	Any words following the terms including, include, in particular, for example or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms.
2.	Commencement and duration

This agreement shall commence on the date when it has been signed by each of the parties (Commencement Date) and shall continue, unless terminated in accordance with clause 19, for an initial term of 12 months (Initial Term) and after for periods of 12 months until terminated by either party giving at least 3 months' prior written notice to expire on or after the expiry date of the Initial Term.

3.	Appointment

3.1	The Supplier appoints the Distributor as its exclusive authorised distributor to market, purchase, distribute and resell the Products in the Territory on the terms of this agreement, and the Distributor accepts the appointment on those terms.

3.2	The Supplier shall not:
(a)	appoint any other distributor, reseller or agent for the Products the Territory; and
(b)	supply any Products directly in the Territory whether for use or resale.

3.3	The Distributor shall buy the Products for its own account for resale under this agreement.

3.4	The Distributor shall purchase the Products only from the Supplier, and shall not for the Term or for the period of five Years from the Commencement Date (whichever shall be the shorter) distribute or manufacture any goods which compete with the Products save that if the Option (as defined in clause 14) is exercised, this restriction shall cease to apply.

3.5	The Distributor shall not:
(a)	represent itself as an agent of the Supplier for any purpose;
(b)	pledge the Supplier's credit;
(c)	give any condition or warranty on the Supplier's behalf;
(d)	make any representation on the Supplier's behalf;
(e)	commit the Supplier to any contracts; or
(f)	otherwise incur any liability for or on behalf of the Supplier.

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3.6	The Distributor shall not, without the Supplier's prior written consent, make any promises or guarantees about the Products beyond those contained in the promotional material supplied by the Supplier or approved by the Supplier.

4.	Minimum Volumes

4.1	The Distributor shall supply the Supplier with a single order for 65 units of the Product within the first 12 months of this agreement at the price defined in clause 9.1 (the Minimum Volume).

4.2	If the Minimum Volume is not purchased within the first 12 months, this agreement:
(a)	May be terminated by the Supplier;
(b)	The Option shall lapse; or
(c)	Remain in place but all exclusivity rights in clause 3.1 shall be removed and the Supplier shall be released from the restrictions in clause 3.2.

5.	Review

5.1	A good working relationship with its Distributors is important to the Supplier. Accordingly, the Distributor and the Supplier shall hold review meetings at least once every 3 months in the first year and at least 6 monthly thereafter.

5.2	The parties may decide to vary the above frequency.

5.3	At the review meeting, the following matters will form part of the agenda (along with any other matters that the parties may wish to discuss):
(a)	Sales performance of the Distributor;
(b)	Achievement of the Minimum Volume requirements;
(c)	Delivery performance of the Supplier;
(d)	Compliance with the agreement; and
(e)	Any fault, returns or manufacture issues in relation to the Product.

6.	Distributor's undertakings

6.1	The Distributor undertakes and agrees with the Supplier that at all times during the Term it will:
(a)	use reasonable endeavours to promote and sell the Products in the Territory and to expand the sale of the Products by all reasonable and proper means and not to do anything which may hinder or interfere with such sales;
(b)	employ a sufficient number of suitably qualified personnel to ensure the proper fulfilment of the Distributor's obligations under this agreement;
(c)	not resell the Products at a price exceeding the maximum resale price from time to time specified by the Supplier in writing;
(d)	submit written reports at regular intervals to the Supplier, showing details of stock levels and movements, sales, outstanding customer orders and orders placed by the Distributor with the Supplier that are still outstanding, and any other information relating to the performance of its obligations under this agreement that the Supplier may reasonably require from time to time;

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(e)	maintain, on its own account, an inventory of the Products so that it can supply all orders for Products received by it without delay;
(f)	keep full and accurate books of account and records clearly showing all enquiries, quotations, transactions and proceedings relating to the Products and allow the Supplier, on reasonable notice, access to such accounts and records for inspection;
(g)	keep all stocks of the Products that it holds in conditions appropriate for their storage, and provide appropriate security for the Products, all at its own cost;
(h)	insure at its own cost with a reputable insurance company all stocks of the Products as are held by it against all risks which would normally be insured against by a prudent businessperson to at least their full replacement value and produce to the Supplier on demand full particulars of that insurance and the receipt for the then current premium;
(i)	inform the Supplier immediately of any change in control of the Distributor (where the Distributor incorporates), and of any change in its organisation or method of doing business that might be expected to affect the performance of the Distributor's duties in this agreement;
(j)	use reasonable endeavours to ensure that the Products are imported into the Territory with a minimum of delay and to attend to and complete in a proper and efficient manner all necessary documents and formalities in connection with such import;
(k)	pay for all carriage and insurance in relation to the Demonstrators (as defined in clause 8.3) and shall notify the Supplier immediately if they are stolen or damaged;
(l)	return the Demonstrators to the Supplier upon demand;
(m)	bear the cost of all returns from customers relating to the Products; and
(n)	pay or ensure payment on the due date to the Supplier of all sums due to the Supplier for sales of the Products.

7.	Supply of products

7.1	The Supplier shall use its reasonable endeavours to meet all orders for the Products forwarded to it by the Distributor as soon as practicable, but the Supplier may, at its discretion, refuse any order that it reasonably considers it would be impracticable to attempt to meet.

7.2	The Supplier may make changes to the specifications of the Products, provided the changes do not adversely affect the quality of the Products. The Supplier shall give notice of any changes to Product specifications to the Distributor as soon as reasonably practicable.

8.	Supplier's undertakings

The Supplier agrees that at all times during the Term it shall:

8.1	Provide the Distributor with such information and support as the Supplier, in its sole discretion, considers appropriate to enable the Distributor to enable it to discharge its duties under this agreement properly and efficiently.

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8.2	Endeavour to respond as soon as practicable to any reasonable enquiries from the Distributor concerning the Products.

8.3	Supply two demonstrator Product kits (Demonstrators) on loan and free of charge. The Demonstrators will remain the property of the Supplier and shall be returnable on demand. The Distributor shall pay for all carriage and insurance in relation to the Demonstrators and shall notify the Supplier immediately if they are stolen or damaged.

9.	Prices and payment

9.1	The prices to be paid by the Distributor to the Supplier for the Products for the initial order of 65 units shall be at a price per unit of £11,098 plus taxes or duties (as appropriate). Where the specification is without metal detection, each unit will be discounted by £500 per unit.

9.2	If the Option is not exercised and this agreement reverts to a non-exclusive arrangement, prices will be at the then current Supplier's list prices as notified to the Distributor by the Supplier from time to time.

9.3	If the Option is exercised, the Supplier will enter into a separate manufacturing agreement but the price for the next 85 units shall be £7,118 per unit plus taxes and duties. Where the specification is without metal detection, each unit will be discounted by £500 per unit. The Supplier will not supply the Products at such price if the Option has not been exercised.

9.4	Any and all expenses, costs and charges incurred by the Distributor in the performance of its obligations under this agreement shall be paid by the Distributor, unless the Supplier has expressly agreed in advance in writing to pay such expenses, costs and charges.

9.5	The Distributor shall pay:
(a)	50% upon order; and
(b)	50% upon delivery.

9.6	As between the Supplier and the Distributor, the Distributor is solely responsible for the collection, remittance and payments of any or all taxes, charges, levies, assessments and other fees of any kind imposed by governmental or other authority in respect of the purchase, sale, importation, lease or other distribution of the Products.

10.	VAT and taxes

10.1	All sums payable under this agreement, or otherwise payable by any party to any other party under this agreement are exclusive of any VAT chargeable on the supplies for which such sums (or any part of them) are the whole or part of the consideration for VAT purposes.

10.2	Where, under this agreement, any party makes a supply to any other party (Recipient) for VAT purposes and VAT is or becomes chargeable on that supply for which the supplying party is required to account to the relevant tax authority, the Recipient shall, subject to the receipt of a valid VAT invoice, pay the supplying party (in addition to, and at the same time as, any other consideration for that supply) the amount of such VAT.

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10.3	Where any party is required by this agreement to reimburse or indemnify any other party for any cost or expense, that first party shall reimburse or indemnify the other party for the full amount of the cost or expense, including any VAT on that amount, except to the extent that the other party is entitled to credit or repayment for that VAT from any relevant tax authority.

10.4	All taxes, charges, levies, assessments and other fees of any kind imposed on the purchase, export or import of the Products shall be the responsibility of, and for the account of, the Distributor.

11.	Advertising and promotion

11.1	The Distributor shall:
(a)	observe all directions and instructions given to it by the Supplier for promotion and advertisement of the Products; and
(b)	not make any written statement as to the promotion, quality or manufacture of the Products without the prior written approval of the Supplier.

11.2	The Supplier shall approve or reject, in its sole discretion, any promotional information or material or any advertising and promotional programme submitted by the Distributor within 10 days of receipt.

12.	Supplier's Standard Supply Terms

The Supplier's Standard Supply Terms shall apply to all sales by the Supplier to the Distributor under this agreement. If there is any inconsistency between the Supplier's Standard Supply Terms and the provisions of this agreement, the provisions of this agreement shall prevail.

13.	Trade Marks and Intellectual Property Rights

13.1	The Supplier grants to the Distributor the exclusive right, in the Territory, to use the Trade Marks and Intellectual Property Rights in the promotion, advertisement and sale of the Products, subject to exercise of the Option and/achieving the Minimum Volume, and for the duration of, this agreement. The Distributor acknowledges and agrees that all rights in the Trade Marks or Intellectual Property Rights shall remain in the Supplier, and that the Distributor has and will acquire no right in them by virtue of the discharge of its obligations under this agreement, except for the right to use the Trade Marks or Intellectual Property Rights as expressly provided in this agreement or as acquired under the exercise of the Option.

13.2	The Distributor shall market and sell the Products only under the Trade Marks, and not in association with any other trade mark, brand or trade name.

13.3	The Distributor shall not, without the prior written consent of the Supplier:
(a)	alter or make any addition to the labelling or packaging of the Products displaying the Trade Marks;
(b)	make any addition or modifications to the Products or to any advertising and promotional materials supplied by the Supplier; or
(c)	alter, deface or remove any reference to the Trade Marks, any reference to the Supplier or any other name attached or affixed to the Products or their packaging or labelling.

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13.4	The Distributor shall not sub-license, assign, transfer, charge, or otherwise encumber the right to use, reference, or designate the Trade Marks to any other party, except as otherwise expressly permitted under this agreement.

13.5	The Distributor shall not do, or omit to do, anything in its use of the Trade Marks or Intellectual Property Rights that could adversely affect their validity or reputation.

13.6	The Distributor shall not, at any time during or within one year after termination of this agreement, in connection with any business similar to that of the Supplier, adopt, use, obtain, register or try to register without the prior written consent of the Supplier a word or symbol or a combination of the two similar to the Trade Marks.

13.7	The Distributor shall immediately on request enter into any further agreements with the Supplier, in a form satisfactory to the Supplier, necessary for the recording, registration or safeguarding of the Supplier's rights in the Trade Marks or Intellectual Property Rights or the marketing of the Products under the Trade Marks.

13.8	The Distributor shall promptly give notice to the Supplier in writing if it becomes aware of:
(a)	any infringement or suspected infringement of the Trade Marks or Intellectual Property Rights relating to the Products within the Territory; or
(b)	any claim that any Product or the manufacture, use, sale or other disposal of any Product within the Territory, whether or not under the Trade Marks, infringes the rights of any third party.

13.9	In respect of any matter that falls within clause 13.8(a):
(a)	the Supplier shall in its absolute discretion, decide what action to take in respect of the matter (if any);
(b)	the Supplier shall conduct and have sole control over any consequent action that it deems necessary and the Distributor shall on being so requested by the Supplier and at the Supplier's cost assist in taking all steps to defend the rights of the Supplier including the institution at the Supplier's cost of any actions which it may deem necessary to commence for the protection of any of its rights; and
(c)	the Supplier shall pay all costs in relation to that action and shall be entitled to all damages and other sums that may be paid or awarded as a result of that action.

13.10	In respect of any matter that falls within clause 13.8(b):
(a)	the Supplier and the Distributor shall agree:
(i)	what steps to take to prevent or terminate the infringement; and
(ii)	the proportions in which they shall share the cost of those steps and any damages and other sums that may be awarded to or against them; and
(b)	failing agreement between the parties, either party may take any action as it considers necessary or appropriate, at its own expense, to defend the claim and shall be entitled to and responsible for all damages and other sums that may be recovered or awarded against it as a result of that action.

13.11	The Distributor shall not use the Trade Marks as part of the name under which the Distributor conducts its business, or any connected business, or under which it sells or services any products (except the Products), or in any other way, except as expressly permitted under this agreement.

13.12	Upon termination of this agreement for any reason, the Distributor shall immediately stop using all or any part of the Trade Marks or Intellectual Property Rights.

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14.	Option

14.1	This is the Option referred to elsewhere in the agreement.

14.2	Subject to the placing of the initial order for 65 units of the Product, the Supplier and, in particular, Design grants to the Distributor the option to purchase the Intellectual Property Rights in relation to the Products (Option).

14.3	The Option price shall be the sum of £250,000 which shall be payable upon exercise of Option.

14.4	The Distributor may exercise the Option at anytime after the order is received for the 65 units by written notification to the Supplier.

14.5	Upon notification of the Option to the Supplier and subject always to the payment of £250,000 to the Supplier,
(a)	The Supplier shall execute an assignment deed in order to assign the Intellectual Property Rights and Trademarks to Distributor; and
(b)	This agreement shall remain in place until a manufacturing agreement is agreed but the terms of supply shall contain the same sale terms attached to this agreement.

14.6	The Option shall lapse if:
(a)	The Option is not exercised within 6 months of the final delivery of the first 65 units; or
(b)	The Distributor does not place the initial order for the 65 units within the first 12 months.

15.	Guarantee and Indemnity

15.1	In consideration of Supplier entering into this agreement, the Guarantor (joint and severally) guarantees to the Supplier that, whenever Distributor does not discharge any of the Guaranteed Obligations as and when they fall due, the Guarantor shall on demand make all payments to Supplier necessary to discharge the Guaranteed Obligations.

15.2	If the Guaranteed Obligations are, or become, unenforceable, invalid or illegal, the Guarantor agrees to indemnify and keep indemnified Supplier in full and on demand from and against all and any losses, costs, claims, liabilities, damages, demands, and expenses suffered or incurred by Supplier arising out of, or in connection with, any failure of Distributor to perform or discharge the Guaranteed Obligations.

15.3	The Guarantor (jointly and severally) as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under Clause 15.1 agrees to indemnify and keep indemnified Supplier in full and on demand from and against all and any losses, costs claims, liabilities, damages, demands, and expenses suffered or incurred by Supplier arising out of, or in connection with, any failure of Distributor to perform or discharge the Guaranteed Obligations.

15.4	This guarantee is and shall at all times be a continuing security and shall cover the ultimate balance of all monies payable under this agreement, irrespective of any intermediate payment or discharge in full or in part of the Guaranteed Obligations.

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15.5	The Guarantor waives any right it may have to require Supplier (or any trustee or agent on its behalf) to proceed against or enforce any other right or claim for payment against any person before claiming from the Guarantor under this Clause 15.

15.6	The Guarantor shall on a full indemnity basis pay to the Supplier on demand the amount of all costs and expenses (including legal and out-of-pocket expenses and any value added tax on those costs and expenses) which Supplier incurs in connection with:
(a)	the preservation, or exercise and enforcement, of any rights under or in connection with this Clause 15 or any attempt so to do; and
(b)	any discharge or release of the obligations set out in this Clause 15.

16.	Compliance with laws and policies

16.1	The Distributor shall at its own expense comply with all laws and regulations relating to its activities under this agreement, as they may change from time to time, and with any conditions binding on it in any applicable licences, registrations, permits and approvals.

16.2	Local regulations relating to the Products:
(a)	The Distributor warrants to the Supplier that it has informed the Supplier of all laws and regulations affecting the manufacture, sale, packaging and labelling of Products which are in force within the Territory or any part of it (Local Regulations) at the date of this agreement.
(b)	The Supplier, in turn, warrants to the Distributor that the Products comply with the Local Regulations in force at the date of this agreement.
(c)	The Distributor shall give the Supplier as much advance notice as reasonably possible of any prospective or actual changes in the Local Regulations.
(d)	On receipt of notification from the Distributor under clause 16.2(c), the Supplier shall make reasonable commercial efforts to ensure that the Products comply with any change in the Local Regulations by the date of implementation of that change, or as soon as is reasonably possible afterwards.

17.	Product liability insurance and product recalls

17.1	During the Term, the Supplier shall maintain product liability insurance with a reputable insurer for a claim that the Products are faulty or defective.

17.2	The Distributor undertakes to maintain appropriate, up-to-date and accurate records to enable the immediate recall of any Products or batches of Products from the retail or wholesale markets. These records shall include records of deliveries to customers (including batch numbers, delivery date, name and address of customer, telephone number and email address).

17.3	The Distributor shall, at the Supplier's cost, give any assistance that the Supplier shall reasonably require to recall, as a matter of urgency, Products from the retail or wholesale market.

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18.	Limitation of liability

18.1	The restrictions on liability in this clause 18 apply to every liability arising under or in connection with this agreement including liability in contract, tort (including negligence), misrepresentation, restitution or otherwise.

18.2	Nothing in the agreement limits any liability which cannot legally be limited, including liability for:
(a)	death or personal injury caused by negligence;
(b)	fraud or fraudulent misrepresentation; and
(c)	breach of the terms implied by section 12 of the Sale of Goods Act 1979 or section 2 of the Supply of Goods and Services Act 1982 (title and quiet possession).

18.3	Subject to clause 18.2, the Supplier's total liability to the Distributor for all other loss or damage arising from breaches of duty occurring within any Year shall not exceed the cap. In this clause 18.3:
(a)	cap. The cap is 100% per cent of the total charges in the Year in which the breaches occurred; and
(b)	total charges. The total charges means all sums paid by the Distributor and all sums payable under the agreement in respect of goods and services actually supplied by the Supplier, whether or not invoiced to the Distributor.

18.4	This clause 18.4 sets specific heads of excluded loss:
(a)	The following types of loss are wholly excluded:
(i)	loss of profits;
(ii)	loss of sales or business;
(iii)	loss of agreements or contracts;
(iv)	loss of anticipated savings;
(v)	loss of use or corruption of software, data or information;
(vi)	loss of or damage to goodwill; and
(vii)	indirect or consequential loss.

18.5	Terms implied by sections 13 to 15 of the Sale of Goods Act 1979 and sections 3, 4 and 5 of the Supply of Goods and Services Act 1982 are, to the fullest extent permitted by law, excluded from this agreement.

19.	Termination

19.1	Without affecting any other right or remedy available to it, either party may terminate this agreement with immediate effect by giving written notice to the other party if:
(a)	the other party fails to pay any amount due under this agreement on the due date for payment and remains in default not less than 10 days after being notified to make such payment;
(b)	the other party commits a material breach of this agreement (other than failure to pay any amounts due under this agreement) which breach is irremediable or (if that breach is remediable) fails to remedy that breach within a period of 14 days after being notified to do so;

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(c)	the other party repeatedly breaches any of the terms of this agreement in such a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this agreement;
(d)	the other party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or
(e)	the other party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with any of its creditors;
(f)	the other party applies to court for, or obtains, a moratorium under Part A1 of the Insolvency Act 1986;
(g)	a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of the other party (being a company, limited liability partnership or partnership);
(h)	an application is made to court, or an order is made, for the appointment of an administrator, or a notice of intention to appoint an administrator is given or an administrator is appointed, over the other party (being a company);
(i)	the holder of a qualifying floating charge over the assets of that other party (being a company) has become entitled to appoint or has appointed an administrative receiver;
(j)	a person becomes entitled to appoint a receiver over all or any of the assets of the other party or a receiver is appointed over all or any of the assets of the other party;
(k)	the other party (being an individual) is the subject of a bankruptcy petition, application or order;
(l)	a creditor or encumbrancer of the other party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of the other party's assets and such attachment or process is not discharged within 14 days;
(m)	any event occurs, or proceeding is taken, with respect to the other party in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned in clause 19.1(d) to clause 19.1(l) (inclusive);
(n)	the other party suspends or ceases, or threatens to suspend or cease, carrying on all or a substantial part of its business;
(o)	the other party's financial position deteriorates so far as to reasonably justify the opinion that its ability to give effect to the terms of this agreement is in jeopardy;
(p)	the other party (being an individual) dies or, by reason of illness or incapacity (whether mental or physical), is incapable of managing their own affairs or becomes a patient under any mental health legislation;
(q)	The Distributor fails to purchase the Minimum Volume for two consecutive months and the Distributor has not purchased a Shortfall or offset a Shortfall by purchasing an Excess in accordance with clause 4;
(r)	there is a change of control of the other party; or
(s)	the other party purports to assign its rights or obligations under this agreement (except in accordance with clause 25.

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20.	Consequences of termination

20.1	Any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination of this agreement shall remain in full force and effect.

20.2	Termination of this agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination.

20.3	On termination of this agreement:
(a)	the Distributor shall immediately pay to the Supplier all of the Supplier's outstanding unpaid invoices and interest;
(b)	the Supplier shall have the option to buy from the Distributor any stocks of the Products at such price as the Supplier reasonably considers to be their current market value.. The Distributor shall be responsible for the costs of packaging, insurance and carriage of the Products; and
(c)	the Distributor may for a period of 2 months following termination of this agreement, sell and distribute any stocks of the Products that it may have in store or under its control at the time. At the end of this period the Distributor shall promptly return all remaining stocks of the Products to the Supplier at the expense of the Distributor, or dispose of the stocks as the Supplier directs.

20.4	The termination of this agreement shall not of itself make the Supplier liable to pay any compensation to the Distributor, including compensation for loss of profits or goodwill.

20.5	Subject to clause 20.3, all other rights and licences of the Distributor under this agreement shall terminate on the date of termination of this agreement.

21.	Confidentiality

21.1	Each party undertakes that it shall not at any time disclose to any person any confidential information concerning the business, assets, affairs, customers, clients or suppliers of the other party, except as permitted by clause 21.2.

21.2	Each party may disclose the other party's confidential information:
(a)	to its employees, officers, representatives, contractors, subcontractors or advisers who need to know such information for the purposes of exercising the party's rights or carrying out its obligations under or in connection with this agreement. Each party shall ensure that its employees, officers, representatives, contractors, subcontractors or advisers to whom it discloses the other party's confidential information comply with this clause 21; and
(b)	as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority.

21.3	No party shall use any other party's confidential information for any purpose other than to exercise its rights and perform its obligations under or in connection with this agreement.

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22.	Force majeure

Neither party shall be in breach of this agreement or otherwise liable for any failure or delay in the performance of its obligations if such delay or failure results from events, circumstances or causes beyond its reasonable control. The time for performance of such obligations shall be extended accordingly. If the period of delay or non-performance continues for 6 weeks, the party not affected may terminate this agreement by giving 30 days' written notice to the affected party.

23.	Entire agreement

23.1	This agreement constitutes the entire agreement between the parties.

23.2	Each party acknowledges that in entering into this agreement it does not rely on any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement. Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

24.	Variation

No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

25.	Assignment and other dealings

25.1	The Supplier may at any time assign, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any or all of its rights and obligations under this agreement.

25.2	The Distributor shall not assign, transfer, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any of its rights and obligations under this agreement.

26.	Waiver

26.1	A waiver of any right or remedy is only effective if given in writing and shall not be deemed a waiver of any subsequent right or remedy.

26.2	A delay or failure to exercise, or the single or partial exercise of, any right or remedy shall not waive that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy.

27.	Severance

27.1	If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this agreement.

27.2	If any provision or part-provision of this agreement is deemed deleted under clause 27.1 the parties shall negotiate in good faith to agree a replacement provision that, to the greatest extent possible, achieves the intended commercial result of the original provision.

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28.	Third party rights

28.1	This agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

29.	No partnership or agency

29.1	Nothing in this agreement is intended to, or shall be deemed to, establish any partnership or joint venture between the parties, constitute either party the agent of the other party, or authorise either party to make or enter into any commitments for or on behalf of the other party.

29.2	Each party confirms it is acting on its own behalf and not for the benefit of any other person.

30.	Counterparts

30.1	This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

30.2	Transmission of the executed signature page of a counterpart of this agreement by email (in PDF, JPEG or other agreed format) shall take effect as the transmission of an executed "wet-ink" counterpart of this agreement.

31.	Announcements

No party shall make, or permit any person to make, any public announcement concerning the existence, subject matter or terms of this agreement, the wider transactions contemplated by it, or the relationship between the parties, without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed), except as required by law, any governmental or regulatory authority (including any relevant securities exchange), any court or other authority of competent jurisdiction.

32.	Conflict

If there is an inconsistency between any of the provisions in the main body of this agreement and the Schedules, the provisions in the main body of this agreement shall prevail.

33.	Rights and remedies

The rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

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34.	Further assurance

Each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this agreement.

35.	Set-off

All amounts due under this agreement shall be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law).

36.	Interest

36.1	If a party fails to make a payment due to the other party under this agreement by the due date, then the defaulting party shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment.

36.2	Interest under this clause will accrue each day at 4% a year above the Bank of England's base rate from time to time, but at 4% a year for any period when that base rate is below 0%.

37.	Governing law

This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

38.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

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Schedule 1 The Products

1.1	The suite of Counter IED devices known collectively as the “Superbroom” or SB (SB02, SB04, SB04MD, SB10, SB10MD)

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Schedule 2 The Territory

Worldwide

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Schedule 3 The Trade Marks

Part 1 Trade mark registrations/Trade Names

•	SB 10 MD

•	Superbroom

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Schedule 4 Supplier's Standard Supply Terms

The customer's attention is drawn in particular to the provisions of clause 8.

1.             Interpretation

1.1           Definitions:

Business Day: a day other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.

Business Hours: the period from 9.00 am to 5.00 pm on any Business Day.

Conditions: the terms and conditions set out in this document as amended from time to time in accordance with clause 11.4.

Contract: the contract between the Supplier and the Customer for the sale and purchase of the Goods in accordance with these Conditions.

Customer: the person or firm who purchases the Goods from the Supplier.

Delivery Location: has the meaning given in clause 4.2.

Force Majeure Event: an event, circumstance or cause beyond a party's reasonable control.

Goods: the goods (or any part of them) set out in the Order.

Order: the Customer's order for the Goods, as set out in the Customer's purchase order form.

Specification: any specification for the Goods, including any related plans and drawings, that is agreed in writing by the Customer and the Supplier.

Supplier: TIOGA DESIGN SERVICES LTD incorporated and registered in England under company number 01557063 with its registered office at St. Thomas House, Mansfield Road, Derby, England, DE1 3TN and/or TIOGA LIMITED incorporated and registered in England under company number 03167564 with its registered office at St. Thomas House, Mansfield Road, Derby, England, DE1 3TN.

Warranty Period: has the meaning given in clause 5.1.

1.2           Interpretation:

(a)            A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

(b)            A reference to a party includes its successors and permitted assigns.

(c)            A reference to legislation or a legislative provision is a reference to it as amended or re-enacted. A reference to legislation or a legislative provision includes all subordinate legislation made under that legislation or legislative provision.

(d)            Any words following the terms including, include, in particular, for example or any similar expression shall be interpreted as illustrative and shall not limit the sense of the words preceding those terms.

(e)            A reference to writing or written excludes fax and email.

2.             Basis of contract

2.1           These Conditions apply to the Contract to the exclusion of any other terms that the Customer seeks to impose or incorporate, or which are implied by law, trade custom, practice or course of dealing.

2.2           The Order constitutes an offer by the Customer to purchase the Goods in accordance with these Conditions. The Customer is responsible for ensuring that the terms of the Order and any applicable Specification are complete and accurate.

2.3           The Order shall only be deemed to be accepted when the Supplier issues a written acceptance of the Order, at which point the Contract shall come into existence.

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2.4           The Customer waives any right it might otherwise have to rely on any term endorsed upon, delivered with or contained in any documents of the Customer that is inconsistent with these Conditions.

2.5           Any samples, drawings, descriptive matter or advertising produced by the Supplier and any descriptions or illustrations contained in the Supplier's catalogues or brochures are produced for the sole purpose of giving an approximate idea of the Goods referred to in them. They shall not form part of the Contract nor have any contractual force.

2.6           A quotation for the Goods given by the Supplier shall not constitute an offer. A quotation shall only be valid for a period of 20 Business Days from its date of issue.

3.	Goods

3.1           The Goods are described the Specification.

3.2           To the extent that the Goods are to be manufactured in accordance with a Specification supplied by the Customer, the Customer shall indemnify the Supplier against all liabilities, costs, expenses, damages and losses (including any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal and other reasonable professional costs and expenses) suffered or incurred by the Supplier in connection with any claim made against the Supplier for actual or alleged infringement of a third party's intellectual property rights arising out of or in connection with the Supplier's use of the Specification. This clause 3.2 shall survive termination of the Contract.

3.3           The Supplier reserves the right to amend the Specification if required by any applicable statutory or regulatory requirement, and the Supplier shall notify the Customer in any such event.

4.	Delivery

4.1           The Supplier shall ensure that:

(a)            each delivery of the Goods is accompanied by a delivery note that shows the date of the Order, the type and quantity of the Goods (including the code number of the Goods, where applicable), special storage instructions (if any) and, if the Goods are being delivered by instalments, the outstanding balance of Goods remaining to be delivered; and

(b)            if the Supplier requires the Customer to return any packaging materials to the Supplier, that fact is clearly stated on the delivery note. The Customer shall make any such packaging materials available for collection at such times as the Supplier shall reasonably request. Returns of packaging materials shall be at the Supplier's expense.

4.2           The Supplier shall deliver the Goods to the location set out in the Order or such other location as the parties may agree (Delivery Location) at any time after the Supplier notifies the Customer that the Goods are ready.

4.3           Delivery is completed on the completion of unloading of the Goods at the Delivery Location.

4.4           Any dates quoted for delivery are approximate only, and the time of delivery is not of the essence. The Supplier shall not be liable for any delay in delivery of the Goods that is caused by a Force Majeure Event or the Customer's failure to provide the Supplier with adequate delivery instructions or any other instructions that are relevant to the supply of the Goods.

4.5           If the Supplier fails to deliver the Goods, its liability shall be limited to the costs and expenses incurred by the Customer in obtaining replacement goods of similar description and quality in the cheapest market available, less the price of the Goods. The Supplier shall have no liability for any failure to deliver the Goods to the extent that such failure is caused by a Force Majeure Event or the Customer's failure to provide the Supplier with adequate delivery instructions or any other instructions that are relevant to the supply of the Goods.

4.6           If the Customer fails to accept delivery of the Goods within three Business Days of the Supplier notifying the Customer that the Goods are ready, then, except where such failure or delay is caused by a Force Majeure Event or the Supplier's failure to comply with its obligations under the Contract in respect of the Goods:

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(a)            delivery of the Goods shall be deemed to have been completed at 9.00 am on the third Business Day after the day on which the Supplier notified the Customer that the Goods were ready; and

(b)            the Supplier shall store the Goods until actual delivery takes place, and charge the Customer for all related costs and expenses (including insurance).

4.7           If ten Business Days after the day on which the Supplier notified the Customer that the Goods were ready for delivery the Customer has not accepted actual delivery of them, the Supplier may resell or otherwise dispose of part or all of the Goods and, after deducting reasonable storage and selling costs, charge the Customer for any shortfall below the price of the Goods.

4.8           The Supplier may deliver the Goods by instalments, which shall be invoiced and paid for separately. Each instalment shall constitute a separate contract. Any delay in delivery or defect in an instalment shall not entitle the Customer to cancel any other instalment.

5.	Quality

5.1           The Supplier warrants that on delivery, and for a period of 12 months from the date of delivery (Warranty Period), the Goods shall:

(a)	Conform in all material respects with their description the Specification;

(b)            be free from material defects in design, material and workmanship.

5.2           Subject to clause 5.3, if:

(a)            the Customer gives notice in writing to the Supplier during the Warranty Period within a reasonable time of discovery that some or all of the Goods do not comply with the warranty set out in clause 5.1;

(b)            the Supplier is given a reasonable opportunity of examining such Goods; and

(c)            the Customer (if asked to do so by the Supplier) returns such Goods to the Supplier's place of business at the Customer's cost,

the Supplier shall, at its option, repair or replace the defective Goods, or refund the price of the defective Goods in full.

5.3           The Supplier shall not be liable for the Goods' failure to comply with the warranty set out in clause 5.1 if:

(a)            the Customer makes any further use of such Goods after giving notice in accordance with clause 5.2;

(b)            the defect arises because the Customer failed to follow the Supplier's oral or written instructions as to the storage, commissioning, installation, use and maintenance of the Goods or (if there are none) good trade practice regarding the same;

(c)            the defect arises as a result of the Supplier following any drawing, design or specification supplied by the Customer;

(d)            the Customer alters or repairs such Goods without the written consent of the Supplier;

(e)            the defect arises as a result of fair wear and tear, wilful damage, negligence, or abnormal storage or working conditions; or

(f)             the Goods differ from the Specification as a result of changes made to ensure they comply with applicable statutory or regulatory requirements.

5.4           Except as provided in this clause 5, the Supplier shall have no liability to the Customer in respect of the Goods' failure to comply with the warranty set out in clause 5.1.

5.5           The terms implied by sections 13 to 15 of the Sale of Goods Act 1979 are, to the fullest extent permitted by law, excluded from the Contract.

5.6           These Conditions shall apply to any repaired or replacement Goods supplied by the Supplier.

6.             Title and risk

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6.1           The risk in the Goods shall pass to the Customer on completion of delivery.

6.2           Title to the Goods shall not pass to the Customer until:

(a)            the Supplier receives payment in full (in cash or cleared funds) for the Goods in respect of which payment has become due; and

(b)            the Customer resells the Goods, in which case title to the Goods shall pass to the Customer at the time specified in clause 6.4.

6.3           Until title to the Goods has passed to the Customer, the Customer shall:

(a)            store the Goods separately from all other goods held by the Customer so that they remain readily identifiable as the Supplier's property;

(b)            not remove, deface or obscure any identifying mark or packaging on or relating to the Goods;

(c)            maintain the Goods in satisfactory condition and keep them insured against all risks for their full price from the date of delivery;

(d)            notify the Supplier immediately if it becomes subject to any of the events listed in clause 9.1(b) to clause 9.1(d); and

(e)            give the Supplier such information as the Supplier may reasonably require from time to time relating to:

(i)             the Goods; and

(ii)            the ongoing financial position of the Customer.

6.4           Subject to clause 6.5, the Customer may resell or use the Goods in the ordinary course of its business (but not otherwise) before the Supplier receives payment for the Goods. However, if the Customer resells the Goods before that time:

(a)            it does so as principal and not as the Supplier’s agent; and

(b)            title to the Goods shall pass from the Supplier to the Customer immediately before the time at which resale by the Customer occurs.

6.5           At any time before title to the Goods passes to the Customer, the Supplier may:

(a)            by notice in writing, terminate the Customer's right under clause 6.4 to resell the Goods or use them in the ordinary course of its business; and

(b)            require the Customer to deliver up all Goods in its possession that have not been resold, or irrevocably incorporated into another product and if the Customer fails to do so promptly, enter any premises of the Customer or of any third party where the Goods are stored in order to recover them.

7.	Price and payment

7.1           The price of the Goods shall be the price set out in the Order, or, if no price is quoted, the price set out in the Supplier's published price list in force as at the date of delivery.

7.2           The Supplier may, by giving notice to the Customer at any time before delivery, increase the price of the Goods to reflect any increase in the cost of the Goods that is due to:

(a)            any factor beyond the Supplier's control (including foreign exchange fluctuations, increases in taxes and duties, and increases in labour, materials and other manufacturing costs);

(b)            any request by the Customer to change the delivery date(s), quantities or types of Goods ordered, or the Specification; or

(c)            any delay caused by any instructions of the Customer or failure of the Customer to give the Supplier adequate or accurate information or instructions.

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7.3           The price of the Goods:

(a)            excludes amounts in respect of value added tax (VAT), which the Customer shall additionally be liable to pay to the Supplier at the prevailing rate, subject to the receipt of a valid VAT invoice; and

(b)            excludes the costs and charges of packaging, insurance and transport of the Goods, which shall be invoiced to the Customer.

7.4           The Supplier may invoice the Customer for the Goods on or at any time after the completion of delivery.

7.5           The Customer shall pay each invoice submitted by the Supplier:

(a)            within 30 days of the date of the invoice or in accordance with any credit or payment terms agreed by the Supplier and confirmed in writing to the Customer; and

(b)            in full and in cleared funds to a bank account nominated in writing by the Supplier, and time for payment shall be of the essence of the Contract.

7.6           If the Customer fails to make a payment due to the Supplier under the Contract by the due date, then, without limiting the Supplier's remedies under clause 9, the Customer shall pay interest on the overdue sum from the due date until payment of the overdue sum, whether before or after judgment. Interest under this clause 7.6 will accrue each day at 4% a year above the Bank of England's base rate from time to time, but at 4% a year for any period when that base rate is below 0%.

7.7           All amounts due under the Contract shall be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law).

8.	Limitation of liability

8.1           References to liability in this clause 8 include every kind of liability arising under or in connection with the Contract including liability in contract, tort (including negligence), misrepresentation, restitution or otherwise.

8.2           Nothing in the Contract limits any liability which cannot legally be limited, including liability for:

(a)	death or personal injury caused by negligence;
(b)	fraud or fraudulent misrepresentation;
(c)	breach of the terms implied by section 12 of the Sale of Goods Act 1979; or
(d)	defective products under the Consumer Protection Act 1987.

8.3           Subject to clause 8.2, the Supplier's total liability to the Customer shall not exceed 100% of value of the Goods.

8.4           Subject to clause 8.2, the following types of loss are wholly excluded:

(a)	loss of profits;
(b)	loss of sales or business;
(c)	loss of agreements or contracts;
(d)	loss of anticipated savings;
(e)	loss of use or corruption of software, data or information;
(f)	loss of or damage to goodwill; and
(g)	indirect or consequential loss.

8.5           This clause 8 shall survive termination of the Contract.

9.	Termination

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9.1           Without limiting its other rights or remedies, the Supplier may terminate this Contract with immediate effect by giving written notice to the Customer if:

(a)            the Customer commits a material breach of any term of the Contract and (if such a breach is remediable) fails to remedy that breach within 10 days of that party being notified in writing to do so;

(b)            the Customer takes any step or action in connection with its entering administration, provisional liquidation or any composition or arrangement with its creditors (other than in relation to a solvent restructuring), obtaining a moratorium, being wound up (whether voluntarily or by order of the court, unless for the purpose of a solvent restructuring), having a receiver appointed to any of its assets or ceasing to carry on business or, if the step or action is taken in another jurisdiction, in connection with any analogous procedure in the relevant jurisdiction;

(c)            the Customer suspends, threatens to suspend, ceases or threatens to cease to carry on all or a substantial part of its business; or

(d)            the Customer's financial position deteriorates so far as to reasonably justify the opinion that its ability to give effect to the terms of the Contract is in jeopardy.

9.2           Without limiting its other rights or remedies, the Supplier may suspend provision of the Goods under the Contract or any other contract between the Customer and the Supplier if the Customer becomes subject to any of the events listed in clause 9.1(b) to clause 9.1(d), or the Supplier reasonably believes that the Customer is about to become subject to any of them, or if the Customer fails to pay any amount due under this Contract on the due date for payment.

9.3           Without limiting its other rights or remedies, the Supplier may terminate the Contract with immediate effect by giving written notice to the Customer if the Customer fails to pay any amount due under the Contract on the due date for payment.

9.4           On termination of the Contract for any reason the Customer shall immediately pay to the Supplier all of the Supplier's outstanding unpaid invoices and interest and, in respect of Goods supplied but for which no invoice has been submitted, the Supplier shall submit an invoice, which shall be payable by the Customer immediately on receipt.

9.5           Termination of the Contract, however arising, shall not affect any of the parties' rights and remedies that have accrued as at termination, including the right to claim damages in respect of any breach of the Contract which existed at or before the date of termination.

9.6           Any provision of the Contract that expressly or by implication is intended to come into or continue in force on or after termination of the Contract shall remain in full force and effect.

10.           Force majeure

Neither party shall be in breach of the Contract or otherwise liable for any failure or delay in the performance of its obligations if such delay or failure results from a Force Majeure Event. The time for performance of such obligations shall be extended accordingly. If the period of delay or non-performance continues for 8 weeks, the party not affected may terminate the Contract by giving 30 days' written notice to the affected party.

11.           General

11.1         Assignment and other dealings.

(a)            The Supplier may at any time assign, transfer, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with all or any of its rights or obligations under the Contract.

(b)            The Customer may not assign, transfer, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any or all of its rights or obligations under the Contract without the prior written consent of the Supplier.

11.2         Confidentiality.

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(a)            Each party undertakes that it shall not at any time disclose to any person any confidential information concerning the business, assets, affairs, customers, clients or suppliers of the other party, except as permitted by clause 11.2(b).

(b)	Each party may disclose the other party's confidential information:

(i)             to its employees, officers, representatives, contractors, subcontractors or advisers who need to know such information for the purposes of exercising the party's rights or carrying out its obligations under the Contract. Each party shall ensure that its employees, officers, representatives, contractors, subcontractors or advisers to whom it discloses the other party's confidential information comply with this clause 11.2; and

(ii)	as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority.

(c)            Neither party shall use the other party's confidential information for any purpose other than to exercise its rights and perform its obligations under or in connection with the Contract.

11.3	Entire agreement.
(a)	The Contract constitutes the entire agreement between the parties.

(b)            Each party acknowledges that in entering into the Contract it does not rely on any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in the Contract. Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in the Contract.

11.4         Variation. No variation of this Contract shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

11.5	Waiver.

(a)            A waiver of any right or remedy is only effective if given in writing and shall not be deemed a waiver of any subsequent right or remedy.

(b)            A delay or failure to exercise, or the single or partial exercise of, any right or remedy shall not waive that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy.

11.6         Severance. If any provision or part-provision of the Contract is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of the Contract. If any provision of the Contract is deemed deleted under this clause 11.6 the parties shall negotiate in good faith to agree a replacement provision that, to the greatest extent possible, achieves the intended commercial result of the original provision.

11.7	Notices.
(a)	Any notice given to a party under or in connection with the Contract shall be in writing and shall be:

(i)             delivered by hand or by pre-paid first-class post or other next working day delivery service at its registered office (if a company) or its principal place of business (in any other case); or

(ii)	sent by email to the relevant parties last communicated address.
(b)	Any notice shall be deemed to have been received:
(i)	if delivered by hand, at the time the notice is left at the proper address;

(ii)            if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting; or

(iii)           if sent by email, at the time of transmission, or, if this time falls outside Business Hours in the place of receipt, when Business Hours resume.

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(c)            This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

11.8	Third party rights.

(a)            The Contract does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Contract.

(b)	The rights of the parties to rescind or vary the Contract are not subject to the consent of any other person.

11.9         Governing law. The Contract, and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation, shall be governed by and construed in accordance with the law of England and Wales.

11.10       Jurisdiction. Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with the Contract or its subject matter or formation.

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Signed by a director for and on	/s/ Warwick Adams
behalf of TIOGA DESIGN SERVICES LTD	Director

Signed by a director for and on	/s/ Russell Hoyle
behalf of TIOGA LIMITED	Director

Signed by a director for and on	/s/ Chris Derbyshire
behalf of HYPERION DEFENCE SOLUTIONS LTD	Director

Signed by a director for and on	/s/ Tim Grey
behalf of HYPERION C-IED LTD	Director

Signed by a director for and on	/s/ John-Paul Backwell
behalf of ILUS INTERNATIONAL UK LTD	Director

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